Exhibit 5.1

153 E. 53rd Street New York, New York 10022

212-446-4800	Facsimile:
212-446-6460
www.kirkland.com

June 25, 2009

GFI Group Inc.
55 Water Street
New York, New York 10041

Re:                               GFI Group Inc. — Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to GFI Group, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of Amendment No. 1 to Registration Statement No. 333-152027 on Form S-8 (the “Registration Statement”) pertaining to the registration of a proposed issuance of up to an additional 6,650,000 shares (the “Shares”) of the Registrant’s common stock, $0.01 par value per share, pursuant to the Registrant’s 2008 Equity Incentive Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Second Amended and Restated Certificate of Incorporation of the Registrant, as amended by the Certificate of Amendment of Certificate of Incorporation; (ii) the Second Amended and Restated By-Laws of the Registrant; (iii) certain resolutions adopted by the Board of Directors of the Registrant; and (iv) the Plan, as amended.  In addition, we have made such other investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.  We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and

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representations of officers and other representatives of the Registrant and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the Shares have been issued and consideration received therefor by the Registrant in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).  Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “blue sky” laws of the various states to the issuance and sale of the Shares.  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP